EXHIBIT 21

SUBSIDIARIES

Name of Subsidiary	State of Incorporation

Granite City – Arkansas, Inc.	Arkansas

Granite City – Illinois, Inc.	Illinois

Granite City – Orland Park, Inc.	Illinois

Granite City – Rockford, Inc.	Illinois

Granite City – Peoria, Inc.	Illinois

Granite City – Naperville, Inc.	Illinois

Granite City of Indiana, Inc.	Indiana

Granite City of Kansas Ltd.	Kansas

Granite City – Wichita, Inc.	Kansas

Granite City – Olathe, Inc.	Kansas

Granite City – West Wichita, Inc.	Kansas

Granite City – Creve Coeur, Inc.	Missouri

Granite City of Ohio, Inc.	Ohio

Granite City – Madison, Inc.	Wisconsin

All subsidiaries operate under the name “Granite City Food & Brewery.”